Exhibit 99.1

Circle and Concord Acquisition Corp Mutually Agree to Terminate Proposed

Business Combination

BOSTON – December 5, 2022 – Circle Internet Financial (Circle) and Concord Acquisition Corp (NYSE:CND), a publicly traded special purpose acquisition company, today announced the mutual termination of their proposed business combination initially announced in July 2021 and amended in February 2022.

Under the terms of Concord’s amended and restated certificate of incorporation, Concord has until December 10, 2022 to consummate a business combination. The transaction agreement also states that Concord can seek a shareholder vote to extend that date to January 31, 2023 if the Securities and Exchange Commission (SEC) has declared the S-4 registration statement for the business combination effective. To date, the S-4 registration statement has not been declared effective.

“Circle plays a key role in the blockchain’s disruption of financial services,” said Bob Diamond, Chairman of Concord Acquisition Corp. “I remain confident in Circle’s regulatory-first approach to building trust and transparency in the financial industry, which has never been more important, and I will continue being an advocate for the company as it continues to grow.”

Termination of the proposed business combination has been approved by the Board of Directors of both Concord and Circle.

“Concord has been a strong partner and has added value throughout this process, and we will continue to benefit from the advice and support of Bob Diamond and the broader Concord team. We are disappointed the proposed transaction timed out, however, becoming a public company remains part of Circle’s core strategy to enhance trust and transparency, which has never been more important,” said Jeremy Allaire, Co-Founder and CEO of Circle.

Circle continues to build on its success and became profitable in the third quarter of 2022, with total revenue and reserve interest income of $274 million and net income of $43 million. Circle also ended the quarter with close to $400 million in unrestricted cash.

Additional information regarding the termination of the transaction agreement for the proposed business combination is provided in a Current Report on Form 8-K filed by Concord with the SEC. It is available at www.sec.gov.

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About Circle

Circle is a global financial technology firm that enables businesses of all sizes to harness the power of digital currencies and public blockchains for payments, commerce and financial applications worldwide. Circle is powering always-on internet-native commerce and payments and is the issuer of USD Coin (USDC) and Euro Coin (EUROC). Today, Circle’s transactional services, business accounts, and platform APIs are giving rise to a new generation of financial services and commerce applications that hold the promise of raising global economic prosperity for all through the frictionless exchange of value. Learn more at https://circle.com.

About Concord Acquisition Corp

Concord Acquisition Corp is a special purpose acquisition company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses in the financial services or financial technology industries. It is sponsored by Concord Sponsor Group LLC, an entity affiliated with Atlas Merchant Capital LLC, an investment firm that offers debt and equity investment strategies, seeking long-term value through differentiated expertise in financial services and credit markets.

Concord raised $276 million in its initial public offering in December 2020 and is listed on the NYSE under the symbol “CND”.